Exhibit 99.12

DATE February 6, 2008

SHINING PROSPECT PTE. LTD.

as Chargor

ALCOA, INC.

as Chargee

CHARGE OVER SHARES

Macfarlanes

10 Norwich Street

London EC4A 1BD

WXS//3464152.5

CONTENTS

Clause		Page

1	Definitions and interpretation	2
2	Covenant to pay; Further advances	5
3	Grant of security	5
4	Restrictions on dealing	6
5	Securities	6
6	Representations and warranties	9
7	Power to remedy	9
8	Enforcement	9
9	Receiver	11
10	Amounts received	12
11	Power of attorney and delegation	14
12	Protection of security and further assurance	14
13	Costs and indemnity	15
14	Miscellaneous	15
15	Demands and notices	17
16	Assignment and transfer	17
17	Release of Security	17
18	Governing law	18
19	Enforcement	18
20	Counterparts	18

CHARGE OVER SHARES

DATE

PARTIES

1                                                                                          SHINING PROSPECT PTE. LTD. a Singapore private limited company whose registered office is at 6 Temasek Boulevard 29th Floor, Suntec Tower Four, Singapore 038986 (the “Chargor”); and

2                              ALCOA, INC. a Pennsylvania corporation (the “Chargee”).

BACKGROUND

(A)                          The Chargor is entering into this Deed in connection with the Aries Note.

(B)                           The Chargee and the Chargor intend this document to take effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1                              Definitions and interpretation

Unless otherwise provided in this Deed, terms defined in the Aries Note shall have the same meaning where used in this Deed.

1.1                           Definitions

In this Deed, unless the context otherwise requires:

Aries Note: means the promissory note dated on or around the date of this Deed between the Chargor as issuer and the Chargee as holder;

Charged Assets:  means all the assets for the time being subject to the Security created by this Deed (and references to the Charged Assets include references to any part of it);

CREST: means the relevant systems as defined in the Uncertificated Securities Regulations 1995 in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in those Regulations);

Event of Default: shall have the meaning given to it in the Aries Note;

Legal Reservations means:

(a)           the principles that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)           the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-of for counterclaim;

(c)           similar principles, rights and defences in any relevant jurisdiction; and

(d)           any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered in connection with the entry into this Deed.

LPA: means the Law of Property Act 1925;

Receiver: means a person appointed by the Chargee to be a receiver or receiver and manager or (if permitted by law) an administrative receiver of all or any part of the Charged Assets;

Secured Liabilities: means all present and future moneys, obligations and liabilities owed by the Chargor to the Chargee, whether actual or contingent and whether owed jointly or severally, as principal or surety and/or in any other capacity whatsoever under or in connection with the Aries Note except for any monies, obligations or liabilities which, if they were so included would result in an infringement of Section 151 of the Companies Act 1985 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the Chargor;

Securities: means any and all shares issued by the Securities Issuer now or at any time hereafter (and from time to time) held on behalf of the Chargor in the Securities Account, together with all allotments offered or arising in respect thereof or incidental thereto and all stocks, shares, loan capital, securities, bonds, investments, rights, income, money or property accruing, deriving, offered or paid from time to time by way of dividend, distribution, interest, exchange, capital reorganisation, conversion, redemption, bonus, rights, preference, option or otherwise in respect thereof;

Securities Account: means the account of the Chargor held with Lehman Brothers International (Europe) at 25 Bank Street, London, E14 5LE with account name: Shining Prospect Pte. Ltd. Ref Carthage and account no: 05 60 62 66;

Securities Issuer: means Rio Tinto plc;

Securities System: means any securities system including CREST and any other system or facility (whether established in the United Kingdom or elsewhere) providing means for the deposit of and/or clearance of transactions in Securities;

Securities System Rights: means all rights against the operator of any Securities System in relation to any Securities that are held in a Securities System or against any third party through whom the Chargor holds such securities or against any participant in relation to any Securities, in each case, now or at any time hereafter (and from time to time) owned by the Chargor or in which the Chargor has an interest;

Security Period: means the period starting on the date of this Deed and ending on the date on which the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

1.2                           Construction

1.2.1                        Unless otherwise provided in this Deed, terms defined in the Aries Note shall bear the same meaning in this Deed, unless specified to the contrary.

1.2.2                        In this Deed (unless the context requires otherwise) any reference to:

1.2.2.1                     the Chargor, the Chargee or Receiver or any other person shall be construed so as to include their successors in title, permitted assigns, permitted transferees and (in the case of any Receiver) lawful substitutes and/or replacements;

1.2.2.2                     the Aries Note or any other agreement or instrument is a reference to that Aries Note or other agreement or instrument as amended (however fundamentally, including any amendment providing for any increase in the amount of any facility or other liability) from time to time with the agreement of the relevant parties and (where such consent is, by the terms of this Deed or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior consent of the Chargee;

1.2.2.3                     any reference to the Security constituted by this deed becoming “enforceable” shall means that the Security created under this Deed has become enforceable under Clause 8.1 (Enforcement events);

1.2.2.4                     “owned” includes having legal or equitable title to or a right to have legal or equitable title transferred;

1.2.2.5                     a “law” includes a reference to the common law, any statute, bye-law, regulation or instrument and any kind of subordinate legislation, and any order, requirement, code of practice, circular, guidance note, licence, consent or permission made or given pursuant to any of the foregoing;

1.2.2.6                     a provision of law is a reference to that provision as amended or re-enacted from time to time;

1.2.2.7                     a time of day is a reference to London time;

1.2.2.8                     any gender includes a reference to the other genders;

1.2.2.9                     the singular includes a reference to the plural and vice versa; and

1.2.2.10                   a Clause or Schedule is to a Clause or Schedule (as the case may be) of or to this Deed.

1.2.3                        Clause and Schedule headings are for ease of reference only.

1.3                           Secured Liabilities

References in this Deed to the Secured Liabilities shall be construed in relation to the Aries Note so as to include (i) any increase or reduction in any amount made available thereunder and/or any alteration and/or addition to the purposes for which any such amount, or increased or reduced amount, may be used, (ii) any ancillary facilities provided in substitution for or in addition to the facilities originally made available thereunder, (iii) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing and (iv) any combination of any of the foregoing.

2                              Covenant to pay; Further advances

2.1                           Covenant to pay

The Chargor hereby covenants with the Chargee that it will on demand pay and discharge all Secured Liabilities owing or incurred from or by it to the Chargee when the same become due (subject to applicable grace periods) whether by acceleration or otherwise, together with interest to the date of payment at such rates and upon such terms as may from time to time be agreed, commission, fees, enforcement expenses and other charges and all legal and other costs, charges and expenses, on a full and unqualified indemnity basis, which may be incurred by the Chargee in relation to the enforcement of any such Secured Liabilities.

2.2                           Potential invalidity

Neither the covenant to pay in Clause 2.1 (Covenant to pay) nor the Security constituted by this Deed shall extend to or include any liability or sum which would, but for this Clause, cause such covenant or Security to be unlawful under any applicable law.

2.3                           Further advances

This Deed secures further advances made under or pursuant to the terms of the Aries Note.

3                              Grant of security

3.1                           Fixed security

As a continuing security for the payment or discharge of the Secured Liabilities, the Chargor with full title guarantee hereby charges to the Chargee, by way of first fixed charge, all its:

3.1.1                        Securities; and

3.1.2                        Securities System Rights.

3.2                           Title documents

The Chargor shall within 10 Business Days of the date of acquisition of any Charged Assets deposit with the Chargee (and the Chargee shall during the continuance of this security be entitled to hold):

3.2.1                        all deeds and documents of title (if any) relating to the Charged Assets as the Chargee may from time to time require; and

3.2.2                        all certificates (if any) relating to the Securities and such instruments of transfer in blank and other documents as the Chargee may from time to time require.

4                              Restrictions on dealing

4.1                           Negative pledge and restriction on disposal

The Chargor hereby covenants with the Chargee that it will not at any time except in accordance with the terms of the Aries Note:

4.1.1                        create or purport to create or permit to subsist any Security on or in relation to the Charged Assets; or

4.1.2                        enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer, surrender or otherwise dispose of or cease to exercise control of all, or part of any interest in any Charged Assets.

5                              Securities

5.1                           Registration of Securities

The Chargee may at any time following an Event of Default that is continuing cause any or all of the Securities to be registered in the name of the Chargee or its nominee. The Chargor agrees promptly to execute and deliver all such transfers and other documents and do all such things as may be necessary or desirable to achieve such registration.

5.2                           Additional registration obligations

The Chargor hereby: grants and agrees to procure (insofar as it is able by the exercise of all voting rights, powers of control and other means available to it to do so) as necessary, all consents, waivers, approvals and permissions which are necessary, under the articles of association of the Securities Issuer or otherwise, for the transfer of the Securities to the Chargee or its nominee or to a purchaser upon enforcement of this Deed.

5.3                           Dividends and voting rights prior to enforcement

Until the security constituted by this Deed becomes enforceable:

5.3.1                        all dividends paid or payable in respect of the Securities may be paid directly to the Chargor who shall be permitted to apply such dividends as it deems fit to the extent permitted by the Aries Note;

5.3.2                        dividends paid in respect of any of the Securities and received by the Chargee or its nominee shall, on request by the Chargor, be released and paid to the Chargor;

5.3.3                        the Chargor may exercise all voting and other rights and powers attaching to the Securities and exercisable by it provided that the exercise of such voting and other rights and powers would not prejudice the validity and/or enforceability of the Liens created under this Deed or cause an Event of Default to occur; and

5.3.4                        the Chargee will (to the extent that it has or will acquire any such rights or powers) exercise all voting and other rights and powers attaching to the Securities and exercisable by the Chargee or its nominee as the Chargor may from time to time direct provided that acting in accordance with such directions would not prejudice the validity and/or enforceability of the Liens created under this Deed or cause an Event of Default to occur.

5.4                           Dividends and voting rights post enforcement

After the security constituted by this Deed has become enforceable:

5.4.1                        all dividends and other distributions paid in respect of the Securities and received by the Chargor shall be held on trust for the Chargee and forthwith paid into the account nominated by the Chargee or, if received by the Chargee, shall be retained by the Chargee; and

5.4.2                        the Chargee may exercise, or direct the exercise of, all voting and other rights and powers attaching to the Securities as the Chargee may in its absolute discretion think fit and the Chargor shall, and shall procure that its nominees shall, comply with any directions from the Chargee concerning the exercise of such rights and powers.

5.5                           Additional Covenants

The Chargor further covenants with the Chargee that:

5.5.1                        Calls on Securities

it shall duly and promptly pay all calls, instalments and other moneys which may be payable from time to time in respect of the Securities, it being acknowledged by the Chargor that the Chargee shall be under no liability whatsoever in respect of any such calls, instalments or other moneys in its capacity as Chargee under this Deed;

5.5.2                        No alteration of Securities

it shall not without the Chargee’s prior consent or unless permitted under the Aries Note amend, or agree to the amendment of, the memorandum or articles of association of the Securities Issuer or the rights or liabilities attaching to any of the Securities in a manner which would prejudice the validity and/or enforceability of the Liens created under this Deed or cause an Event of Default to occur;

5.5.3                        Securities information

it shall promptly send to the Chargee copies of all documents which are sent to holders of any Securities in such capacity; and

5.5.4                        Custodian arrangements

it shall promptly give notice of this Deed to any custodian of any Securities in any form which the Chargee may reasonably require and use all reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Chargee may reasonably require.

5.6                           CREST securities

The Chargor further covenants with the Chargee that:

5.6.1                        it shall in respect of any Securities which are held in CREST at any time on or after the date hereof:

5.6.1.1                     deliver to the Chargee a certified signed copy of an irrevocable instruction from it to the Chargor’s current registrar or CREST participant (as appropriate) or such other person as may be appointed registrar or CREST participant (as appropriate) (the “Securities Custodian”) substantially in the form set out in Part I of Schedule 1 (Form of irrevocable instruction to Securities Custodian) or such other form as is acceptable to the Chargee (the “Instruction”); and

5.6.1.2                     deliver the original signed Instruction to the Securities Custodian and use all reasonable endeavours to procure the delivery to the Chargee of a signed copy of an irrevocable acknowledgement of the Instruction from the Securities Custodian substantially in the form set out in Part II of Schedule 1 (Form of acknowledgement from Securities Custodian) or such other form as is acceptable to the Chargee;

5.6.2                        it shall sign and return to the Chargee the endorsement on a letter from the Chargee to the Chargor substantially in the form of Schedule 2 (Form of CREST Securities letter), completed in respect of Securities held in CREST which the Chargee requires it to transfer to a CREST account for the Chargee or its nominee.  The Chargor and the Chargee acknowledge that such letter and endorsement are expressly contemplated by this Deed and are to be taken as forming a single deed with it;

5.6.3                        it shall promptly, following the withdrawal of any Securities from CREST and/or their conversion into certificated form procure the deposit of all deeds and other documents of title in respect of such Securities in accordance with and shall take all the steps required by Clause 3.2 (Title Documents) in relation to those Securities; and

5.6.4                        it shall give such instructions to CREST or any other relevant person and provide such documents as the Chargee may require for perfecting the security intended to be created by this Deed in respect of Securities held within CREST or to enable the Chargee or its nominees to comply with all its obligations in respect of any such Securities and their related rights, and the Chargor hereby provides to CREST the authorisations in relation to any Securities held within CREST which are required by CREST under its standard terms of business from time to time, acknowledges that the Securities Custodian holds the Chargor’s rights in respect of such Securities as agent and trustee on behalf of the Chargee and agrees that the Securities Custodian may enforce such rights as trustee for the Chargee.

6                              Representations and warranties

6.1                           Representations and warranties

The Chargor represents and warrants to the Chargee as follows:

6.1.1                        it is and will remain (except as permitted under the terms of the Aries Note) the legal and beneficial owner of the Charged Assets;

6.1.2                        it has not received or acknowledged notice of any adverse claim by any person in respect of the Charged Assets or any interest in it;

6.1.3                        there are no covenants, agreements, reservations, conditions, interests, rights or other matters whatever which materially adversely affect the Charged Assets;

6.1.4                        the Securities are all fully paid up and are free from any Lien of any kind (except for Liens in favour of the Chargee created pursuant to this Deed and in favour of China Development Bank created pursuant to a debenture by and between the Chargor and China Development Bank dated as of February 3, 2008);

6.1.5                        subject to the Legal Reservations, this Deed creates the Security it purports to create and is not liable to be amended or otherwise set aside on its liquidation or otherwise.

6.2                           Repetition

The representations and warranties set out in Clause 1.1 (Representations and warranties) will be deemed to be repeated by the Chargor on each day of the Security Period by reference to the facts and circumstances then existing.

6.3                           Notice of breach

The Chargor will promptly upon becoming aware of the same give the Chargee notice in writing of any breach of any representation or warranty set out in Clause 1.1 (Representations and warranties).

7                              Power to remedy

7.1                           If the Chargor is at any time in breach of any of its obligations contained in this Deed, the Chargee shall be entitled (but shall not be bound) to remedy such breach and the Chargor hereby irrevocably authorises the Chargee and its agents to do all such things necessary or desirable in connection therewith.

7.2                           The rights of the Chargee contained in this Clause 2 are without prejudice to any other rights of the Chargee hereunder and the exercise by the Chargee of its rights under this Clause shall not make the Chargee liable to account as a mortgagee in possession.

8                              Enforcement

8.1                           Enforcement events

8.1.1                        The security constituted by this Deed shall become immediately enforceable if an Event of Default occurs which is continuing.

8.1.2                        After the security constituted by this Deed has become enforceable, the powers of sale under the LPA and all other powers of the Chargee shall immediately be exercisable and the Chargee may in its absolute discretion enforce all or any part of the security created by this Deed as it sees fit.

8.2                           Statutory power of sale

The statutory power of sale shall arise on and be exercisable at any time after the execution of this Deed (and the Secured Liabilities shall be deemed to have become due and payable for that purpose), provided that the Chargee shall not exercise such power of sale until the security constituted by this Deed has become enforceable.

8.3                           Extension of statutory powers

Any restriction imposed by law on the power of sale (including under section 103 of the LPA) or the right of a mortgagee to consolidate mortgages (including under section 93 of the LPA) does not apply to the security constituted by this Deed and the Chargee or any Receiver shall have the right to consolidate all or any of the security constituted by this Deed with any other Security in existence at any time and to make any applications to the Land Registry in support of the same.

8.4                           No obligation to enquire

No person dealing with the Chargee or any Receiver appointed hereunder, or its agents or brokers, shall be concerned to enquire:

8.4.1                        whether the security constituted by this Deed has become enforceable;

8.4.2                        whether any power exercised or purported to be exercised has become exercisable;

8.4.3                        whether any money remains due under the Aries Note;

8.4.4                        as to the necessity or expediency of the stipulations and conditions subject to which any sale of any Charged Assets shall be made, or otherwise as to the propriety or regularity of any sale of any of the Charged Assets; or

8.4.5                        how any money paid to the Chargee or Receiver, or its agents or brokers is to be applied.

8.5                           No liability as mortgagee in possession

Neither the Chargee nor any Receiver shall be liable:

8.5.1                        to account as mortgagee in possession in respect of all or any of the Charged Assets; or

8.5.2                        for any loss upon realisation of, or for any neglect or default of any nature whatsoever in connection with, all or any of the Charged Assets for which a mortgagee in possession might as such be liable.

8.6                           Redemption of Prior Security Interests

At any time after the security constituted by this Deed shall have become enforceable the Chargee may:

8.6.1                        redeem any prior Security;

8.6.2                        procure the transfer thereof to itself; and/or

8.6.3                        may settle and pass the accounts of the prior encumbrancer and any account so settled and passed shall be conclusive and binding on the Chargor and all monies paid by the Chargee to the prior encumbrancer in accordance with such accounts shall as from such payment be due from the Chargor to the Chargee on current account and shall bear interest and be secured as part of the Secured Liabilities.

9                              Receiver

9.1                           Appointment of Receiver

At any time after:

(a)           the security constituted by this Deed becomes enforceable; or

(b)           at the request of the Chargor,

the Chargee may without further notice, under seal or by writing under hand of a duly authorised officer of the Chargee:

9.1.1                        appoint any person or persons to be a Receiver of all or any part of the Charged Assets of the Chargor; and

9.1.2                        (subject to Section 45 of the Insolvency Act 1986) from time to time remove any person appointed to be Receiver and appoint another in his place.

9.2                           More than one appointment

Where more than one person is appointed Receiver, they will have power to act separately (unless the appointment by the Chargee specifies to the contrary).

9.3                           Additional powers

9.3.1                        The powers of appointing a Receiver conferred by this Deed shall be in addition to all statutory and other powers of the Chargee under the Insolvency Act 1986 and the LPA or otherwise and shall be exercisable without the restrictions contained in Section 109 of the LPA or otherwise.

9.3.2                        The power to appoint a Receiver (whether conferred by this Deed or by statute) shall be and remain exercisable by the Chargee notwithstanding any prior appointment in respect of all or any part of the Charged Assets.

9.4                           Agent of the Chargor

9.4.1                        Any Receiver shall be the agent of the Chargor and the Chargor shall be solely responsible for his acts and remuneration as well as for any defaults committed by him.

9.4.2                        The Chargee will not incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver.

9.5                           Powers of Receiver

A Receiver shall have (and shall be entitled to exercise), in relation to the Charged Assets over which he is appointed, the following powers (as the same may be varied or extended by the provisions of this Deed):

9.5.1                        all of the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

9.5.2                        all of the powers conferred from time to time on receivers, mortgagors and mortgagees in possession by the LPA;

9.5.3                        all of the powers and rights of a legal and beneficial owner and the power to do or omit to do anything which the Chargor itself could do or omit to do; and

9.5.4                        the power to do all things which, in the opinion of the Receiver are incidental to any of the powers, functions, authorities or discretions conferred or vested in the Receiver pursuant to this Deed or upon receivers by statue or law generally (including the bringing or defending of proceedings in the name of, or on behalf of, the Chargor; the collection and/or realisation of Charged Assets in such manner and on such terms as the Receiver sees fit; and the execution of documents in the name of the Chargor (whether under hand, or by way of deed or by utilisation of the company seal of the Chargor)).

10                            Amounts received

10.1                         Application of proceeds

The Receiver shall apply all monies received by him (other than insurance monies):

10.1.1                      first in paying all rents, taxes, rates and outgoings affecting any Charged Assets;

10.1.2                      secondly in paying all costs, charges and expenses of and incidental to his appointment and the exercise of his powers and all outgoings paid by him;

10.1.3                      thirdly in paying his remuneration (as agreed between him and the Chargee);

10.1.4                      fourthly in or towards discharge of the Secured Liabilities in such order and manner as the Chargee shall determine; and

10.1.5                      finally in paying any surplus to the Chargor or any other person entitled to it.

10.2                         Section 109(8) Law of Property Act 1925

Neither the Chargee nor any Receiver shall be bound (whether by virtue of Section 109(8) of the Law of Property Act 1925, which is hereby varied accordingly, or otherwise) to pay or appropriate any receipt or payment first towards interest rather than principal or otherwise in any particular order as between any of the Secured Liabilities.

10.3                         Currencies of denomination

For the purpose of or pending the discharge of any of the Secured Liabilities the Chargee may convert any monies received, recovered or realised by the Chargee under this Deed from their existing denominations and/or currencies of denomination into such other denominations and/or currencies of denomination as the Chargee may think fit and any such conversion shall be effected at the then prevailing spot selling rate of exchange obtained by the Chargee.

10.4                         Suspense account

All monies received recovered or realised by the Chargee under this Deed may at the discretion of the Chargee be deposited by the Chargee in any interest bearing suspense or impersonal account and may be held in such account for so long as the Chargee thinks fit pending the application from time to time (as the Chargee shall be entitled to direct as it may think fit) of such monies and accrued interest thereon (if any) in or towards the discharge of any of the Secured Liabilities.

10.5                         New accounts

If the Chargee receives notice of any subsequent charge or other interest affecting all or part of the Charged Assets, the Chargee may open a new account or accounts for the Chargor in its books and (without prejudice to the Chargee’s right to combine accounts) no money paid to the credit of the Chargor in any such new account will be appropriated towards or have the effect of discharging any part of the Secured Liabilities.  If the Chargee does not open a new account or accounts immediately on receipt of such notice then unless the Chargee gives express notice to the contrary to the Chargor as from the time of receipt of such notice by the Chargee all payments made by the Chargor to the Chargee in the absence of any express appropriation by the Chargor to the contrary shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Liabilities.

10.6                         Chargee set-off rights

The Chargee may set off any matured obligation due from the Chargor under this Deed against any matured obligation owed by the Chargee to the Chargor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Chargee may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

11                            Power of attorney and delegation

11.1                         Power of attorney

The Chargor hereby by way of security irrevocably appoints the Chargee and (jointly and severally) each and every Receiver of this Deed to be its attorney and in its name and on its behalf and as its act and deed or otherwise and after the occurrence of an Event of Default to sign, execute, seal, deliver, complete any blanks in and otherwise perfect any deed, transfer, assurance, agreement, instrument or act which such Receiver or the Chargee may consider expedient in the exercise of any of his or its powers or in respect of the Chargor’s obligations under this Deed.  The power of attorney hereby granted is to secure the performance of obligations owed to the donees within the meaning of the Powers of Attorney Act 1971.

11.2                         Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm:

11.2.1                      all transactions entered into by the Chargee and/or any Receiver in the proper exercise of its or their powers in accordance with this Deed; and

11.2.2                      all transactions entered into by the Chargee and/or any Receiver in signing, sealing, delivering and otherwise perfecting any assignment, mortgage, charge, security, document or other act.

11.3                         The Chargee and any Receiver shall have full power to delegate the powers, authorities and discretions conferred on it or him by this Deed (including the power of attorney), on such terms and conditions as it or he shall see fit which shall not preclude exercise of these powers, authorities or discretions by it or him or any revocation of the delegation or subsequent delegation.

12                            Protection of security and further assurance

12.1                         Independent security

This Deed shall be in addition to and independent of every other security or guarantee which the Chargee may at any time hold for any of the Secured Liabilities and it is hereby declared that no prior security held by the Chargee over the whole or any part of the Charged Assets shall merge in the security created by this Deed.

12.2                         Continuing security

This Deed shall remain in full force and effect as a continuing security for the Secured Liabilities, notwithstanding any settlement of account or intermediate payment or discharge in whole or in part.

12.3                         Rights Cumulative

No failure to exercise, nor delay in exercising, on the part of the Chargee, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise, or the exercise of any right or remedy. The rights and remedies of the Chargee provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

12.4                         No Chargor set-off

The Chargor waives any right of set-off it may have now or at any time in the future in respect of the Secured Liabilities (including sums payable by the Chargor under this Deed).

12.5                         Further assurance

12.5.1                      The Chargor must, promptly upon request by the Chargee or any Receiver at its own expense, take whatever action the Chargee or a Receiver may require for:

12.5.1.1                   creating, perfecting or protecting any security intended to be created by or pursuant to this Deed;

12.5.1.2                   facilitating the realisation of any Charged Asset;

12.5.1.3                   exercising any right, power or discretion conferred on the Chargee, or any Receiver or any of their respective delegates or sub-delegates in respect of any Charged Asset; or

12.5.2                      This includes:

12.5.2.1                   the re-execution of this Deed;

12.5.2.2                   the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Chargee or to its nominee; and

12.5.2.3                   the giving of any notice, order or direction and the making of any filing or registration,

which, in any such case, the Chargee (or the Receiver as appropriate) may think expedient.

13                            Costs and indemnity

The Chargor shall pay or reimburse to the Chargee and any Receiver on demand, on a full indemnity basis, all costs, charges and expenses (including legal fees) in any way incurred by the Chargee and/or the Receiver in protecting, perfecting, preserving or enforcing (or attempting to do so) any of the Chargee’s rights under this Deed or in suing for or recovering any of the Secured Liabilities (including, without limitation, the costs of any proceedings in relation to this Deed or the Secured Liabilities).

14                            Miscellaneous

14.1                         Certificates conclusive

A certificate or determination by the Chargee as to any amount or rate under this Deed shall be prima facie evidence of that amount or rate in the absence of any manifest error.

14.2                         Severability

If any of the provisions of this Deed is or becomes invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected or impaired thereby.

14.3                         Section 2(1) Law of Property (Miscellaneous Provisions) Act 1989

The terms of the Aries Note and of any side letters between any parties in relation to the Aries Note are incorporated in this Deed to the extent required to ensure that any purported disposition of Charged Assets contained in this Deed is a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

14.4                         Third party rights

Save as otherwise expressly provided to the contrary in the Aries Note, a third party (being any person other than the Chargor and the Chargee and their permitted successors and assigns) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

14.5                         Perpetuity period

The perpetuity period applicable to all trusts declared by this Deed shall be 80 years.

15                            Demands and notices

15.1                         Mode of service

Any demand for payment and any other demand, notice, consent or communication made or given on or to the Chargor under or in connection with this Deed may be left at any of the addresses referred to in Clause 10.2 (Addresses) or sent there by first class post or facsimile.  Any such demand shall be validly made whether or not it contains an accurate statement of the amount of the Secured Liabilities.

15.2                         Addresses

The addresses referred to in Clause 10.1 (Mode of service) are:

15.2.1                      the Chargor’s registered office;

15.2.2                      any address at which the Chargor carries on business;

15.2.3                      any address shown on any current letterhead of the Chargor; and

15.2.4                      the address of the Chargor shown in this Deed or, if the Chargor has given written notice to the Chargee of any other address for service, the most recent address so notified.

15.3                         Proof of service

In proving service of a document it shall be sufficient to prove that it was left at the relevant location or that it was properly addressed, stamped and posted or transmitted by facsimile.

15.4                         Deemed service

Any demand or notice:

15.4.1                      if left at the relevant address, shall be deemed given when so left;

15.4.2                      if sent by post, shall be deemed given when it would be delivered in the normal course of post; and

15.4.3                      if sent by facsimile before 5.00 p.m. on a Business Day in the place of receipt, shall be deemed given on that day, and if so sent at any other time shall be deemed  given at the opening of normal business hours on the next following Business Day.

16                            Assignment and transfer

16.1                         Assignment by Chargee

The Chargee may at any time without the consent of the Chargor, assign or transfer the whole or any part of its rights under this Deed to any person to which it can transfer its rights in accordance with the terms of the Aries Note.

16.2                         Assignment by Chargor

The Chargor may not assign any of its rights or transfer any of its obligations under this Deed or enter into any transaction which would result in any of these rights or obligations passing to another person.

17                            Release of Security

17.1                         Release

Subject to Clause 17.3 (Discharge conditional), upon the expiry of the Security Period (but not otherwise) the Chargee shall at the request and cost of the Chargor, take whatever action is necessary to release the Charged Assets from the security constituted by this Deed.

17.2                         Avoidance of payments and reinstatement

If any payment by the Chargor or any discharge given by the Chargee (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) is avoided or reduced in each case as a result of insolvency or any similar event:

17.2.1                      the liability of the Chargor will continue as if the payment, discharge, avoidance or reduction had not occurred;

17.2.2                      the Chargee will be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred; and

17.2.3                      the Chargee shall be entitled to enforce this Deed subsequently as if such payment, discharge, avoidance or reduction had not occurred.

17.3                         Discharge conditional

Any release, discharge or settlement between the Chargor and the Chargee shall be deemed conditional upon no payment or security received by the Chargee in respect of the Secured Liabilities being avoided or reduced or ordered to be refunded pursuant to any provision of any enactment relating to insolvency, bankruptcy, winding-up, administration or receivership and, notwithstanding any such release, discharge or settlement:

17.3.1                      the Chargee or its nominee shall be at liberty to retain this Deed and the security created by or pursuant to this Deed, including all certificates and documents relating to the Charged Assets or any part thereof, for such period as the Chargee shall deem necessary to provide the Chargee with security against any such avoidance or reduction or order for refund; and

17.3.2                      the Chargee shall be entitled to recover the value or amount of such security or payment from the Chargor subsequently as if such settlement, discharge or release had not occurred and the Chargor agrees with the Chargee accordingly and charges the Charged Assets and the proceeds of sale thereof with any liability under this Clause, whether actual or contingent.

18                            Governing law

This Deed is governed by, and shall be construed in accordance with, English law.

19                            Enforcement

19.1                         Jurisdiction of English courts

19.1.1                      The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

19.1.2                      The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

19.1.3                      This Clause 19.1 is for the benefit of the Chargee only.  As a result, the Chargee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Chargee may take concurrent proceedings in any number of jurisdictions.

20                            Counterparts

This Deed may be executed in one or more counterparts all of which when taken together shall be deemed to constitute one and the same instrument.

In Witness whereof this Deed has been executed by the Chargor and is intended to be and is hereby delivered as a deed the day and year first above written and has been signed on behalf of the Chargee.

SCHEDULE 1

Part I

Form of irrevocable instruction to Securities Custodian

To: [Securities Custodian]
[ ] 2008

Dear Sirs

We advise that we have created an equitable charge in favour of [Chargee] (the “Chargee”) over all shares in our securities account held with you with account name: [•] and account number [•] as are currently held on our behalf (the “Securities”).

We hereby irrevocably direct and authorise you to:

(a)                                  transfer such Securities to an escrow balance in your CREST account for the Chargee or as it may direct and in the meantime to hold all such shares on trust for the Chargee;

(b)                                 not transfer any such Securities to any person (including ourselves) or deal with them in any way, except as instructed in writing by the Chargee and we hereby irrevocably direct and authorise you to act in accordance with any such instructions from the Chargee.

These instructions may not be revoked or varied without the prior written consent of the Chargee.  Could you please confirm to the Chargee in the attached form that you will act in accordance with the terms of this letter.

This letter shall be governed by English law.

Yours faithfully

By
for and on behalf of
Shining Prospect Pte. Ltd.

Part II

Form of acknowledgment from Securities Custodian

From:	[Securities Custodian]

To:	Alcoa, Inc.

[ ] 2008

Dear Sirs

We refer to the letter from [Chargor] (the “Company”) to us dated [        ] 200[  ], a copy of which we attach (the “Letter”).

We hereby irrevocably undertake to you that we will act in accordance with the terms of the Letter, transfer all Securities (as defined in the Letter) in the securities account held with us with account name: [•] and account no: [•], currently held on behalf of the Company to an escrow balance in the CREST account we hold for it and in the meantime hold all such Securities on trust for you and to your order, unless you agree otherwise in writing.

We also hereby irrevocably undertake to you that we will hold all documentation (including share certificates) held by us in respect of any Securities on trust for you and to your order, unless you agree otherwise in writing.

This letter shall be governed by English law.

Yours faithfully

for and on behalf of
[Securities Custodian]

SCHEDULE 2

Form of CREST Securities letter

From:	Alcoa, Inc.

To:	Shining Prospect Pte. Ltd.

[ ] 2008

Dear Sirs

We refer to the Security Agreement executed by you in our favour prior to our signing this letter under which you created a equitable charge in our favour over the Securities brief particulars of which are set out in the Schedule to this letter (the “Securities”).

By this letter, which is expressly contemplated by the Security Agreement and is to be taken as forming a single agreement with it, we instruct you to give or cause to be given, and you confirm that you shall forthwith give or cause to be given to Euroclear UK & Ireland Limited (CRESTCo) as Operator of the CREST system, all necessary instructions in accordance with CRESTCo’s specifications and requirements, and take or procure to be taken such action as shall be required to be taken, to ensure the settlement through CREST of transfers of all the Securities [from you to us/our nominee [        ] (participant ID [         ] and member account [         ]).  It is acknowledged and agreed that the CREST transfer will bear the CREST transaction stamp status flag 5 which shall be entered by any party to the CREST transfer who is entitled to enter the same.

Pending the settlement in CREST of those transfers and registration of the transfers by the respective issuers of the Securities, by signing and returning this letter, you will thereby transfer and confirm the transfer to [us/[        ] Nominees Limited] of your entire interest in the Securities subject to the terms of the Security Agreement referred to above.  We acknowledge that the interest and rights conferred upon [us/[   ] Nominees Limited] by such action in relation to the Securities concerned are held and exercisable by [us/[   ] Nominees Limited] subject to the terms of the membership agreement with CRESTCo.

It is hereby certified that the transfer of the Securities and of any interest in the Securities is transferred by way of security for a loan.

We enclose a duplicate of this letter for your files.

This letter shall be governed by English law.

Yours faithfully

for and on behalf of
Alcoa, Inc.

SIGNATORIES (TO CHARGE OVER SHARES)

The Chargor

Signed Sealed and Delivered by

SHINING PROSPECT PTE. LTD.

by its Attorney(s)

Wang Wenfu and Zhao Zhengang

as a deed in the presence of:

By /s/ WENFU WANG	By /s/ GILLIAN BARTON
Name: Wenfu Wang	Name: Gillian Barton
Title: Director	Title: Witness

By /s/ ZHAO ZHENGANG	By /s/ SHAOLIN LUO
Name: Zhao Zhengang	Name: Shaolin Luo
Title: Director	Title: Witness

The Chargee

EXECUTED as a DEED and

DELIVERED by

ALCOA, INC.

acting by:

/s/ ALAIN J.P. BELDA

acting under the authority of

that company, in the presence of:

Name of witness:	L.R. Purtell

Signature:	/s/ L.R. PURTELL

Address:	390 Park Avenue
New York, NY 10022

Occupation:	Attorney